EXHIBIT 11

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 8/31/26 to 9/21/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
8/31/2026	Buy	3,500	12.70
9/1/2026	Buy	7,959	12.61
9/2/2026	Buy	3,439	12.61
9/3/2026	Buy	10,698	12.83
9/4/2026	Buy	6,463	12.81
9/9/2026	Buy	16,033	12.52
9/10/2026	Buy	17,605	12.50
9/11/2026	Buy	15,079	12.54
9/14/2026	Buy	53,517	12.45
9/15/2026	Buy	28,815	12.24
9/16/2026	Buy	43,125	12.34
9/17/2026	Buy	37,294	12.46
9/18/2026	Buy	33,660	12.37
9/21/2026	Buy	26,804	12.50